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                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of September 24, 1999 (this "AGREEMENT"), by and between Interactive Radio Group, Inc., a Delaware corporation ("INRG"), and FTM Media, Inc., a Delaware corporation ("FTM").

                                   WITNESSETH:

        WHEREAS, FTM is a wholly owned subsidiary of FTM Media, Inc., a Colorado corporation ("FTM COLORADO") and INRG is a majority owned subsidiary of FTM Colorado;

        WHEREAS, the Boards of Directors of INRG and FTM have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which INRG will, subject to the terms and conditions set forth herein, merge (the "MERGER") with and into FTM, so that FTM is the surviving corporation in the Merger;

        WHEREAS, immediately prior to the Merger, FTM Colorado will reincorporate into Delaware by merging with and into FTM, with FTM as the surviving corporation (such merger, the "REINCORPORATION MERGER")

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

        1.01 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

        "CODE" shall mean the Internal Revenue Code of 1986, as amended.

        "FTM" shall have the meaning set forth in the recitals to this Agreement.

        "FTM BOARD" shall mean the Board of Directors of FTM.

        "FTM STOCK" shall mean FTM Common Stock and FTM Preferred Stock.

        "INRG BOARD" shall mean the Board of Directors of INRG.

        "INRG OPTION PLAN" shall mean the 1999 Interactive Radio Group, Inc. Stock Option Plan.



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        "INRG STOCK" shall mean INRG Common Stock and INRG Preferred Stock.

        "PERSON" or "PERSONS" shall mean any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

        "SEC" shall mean the Securities and Exchange Commission.

        "TREASURY SHARES" shall mean shares of INRG Stock held by INRG or any of its Subsidiaries, FTM Media, Inc., a Colorado corporation ("OLD FTM"), or by FTM or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                        THE MERGER; EFFECTS OF THE MERGER

        2.01   THE MERGER.

               (a) THE SURVIVING CORPORATION. At the Effective Time, INRG shall merge with and into FTM (the "MERGER"), the separate corporate existence of INRG shall cease and FTM shall survive and continue to exist as a Delaware corporation (FTM, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION").

               (b) EFFECTIVENESS AND EFFECTS OF THE MERGER. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI in accordance with this Agreement, the Merger shall become effective upon the occurrence of both (i) the filing in the office of the Secretary of State of Delaware of articles of merger in accordance with Section 275 of the Delaware General Corporation Law (the "DGCL") and (ii) the filing in the office of the Secretary of State of the State of Delaware of a certificate of merger in accordance with
Section 252 of the DGCL, or such later date and time as may be set forth in such articles and certificate. The Merger shall have the effects prescribed in the DGCL.

               (c) CERTIFICATE OF INCORPORATION AND BY-LAWS. The certificate of incorporation and by-laws of the Surviving Corporation shall be those of FTM, as in effect immediately prior to the Effective Time.

        2.02   EFFECTIVE DATE AND EFFECTIVE TIME.

        Subject to the satisfaction or waiver of the conditions as set forth in
ARTICLE VI in accordance with this Agreement, the parties shall cause the effective date of the Merger (the "EFFECTIVE DATE") to occur on (i) the third business day to occur after the last of the conditions set forth in ARTICLE VI shall have been satisfied or waived in accordance with the terms of this Agreement or (ii) such other date to which the parties may agree. The time on the Effective Date when the Merger shall become effective is referred to as the "EFFECTIVE TIME."

        2.03 TAX CONSEQUENCES. It is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code.



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                                  ARTICLE III

                    MERGER CONSIDERATION; EXCHANGE PROCEDURES

        3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

               (a) OUTSTANDING INRG COMMON STOCK. Each share, excluding Treasury Shares, of the common stock, par value $.0001 per share, of INRG (the "INRG COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive 1.25 shares (the "EXCHANGE RATIO") of the common stock, par value $.001 per share, of FTM ("FTM COMMON STOCK").

               (b) OUTSTANDING INRG PREFERRED STOCK. Each share of INRG Series A Preferred Stock, par value $.001, (the "INRG PREFERRED STOCK"), excluding any Treasury Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into one share of a new series of preferred stock of FTM, par value $.001 ("FTM SERIES A PREFERRED STOCK") having terms substantially similar to those of the INRG Preferred Stock.

               (c) OUTSTANDING FTM COMMON STOCK. Each share of FTM Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

               (d) TREASURY SHARES. Each of the shares of INRG Stock held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

        3.02   RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS.

        At the Effective Time, holders of INRG Stock shall cease to be, and shall have no rights as, stockholders of INRG, other than to receive any dividend or other distribution with respect to such INRG Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of INRG or the Surviving Corporation of shares of INRG Stock.



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        3.03   FRACTIONAL SHARES.

        Notwithstanding any other provision hereof, no fractional shares of FTM Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FTM shall pay to each holder of INRG Common Stock who would otherwise be entitled to a fractional share of FTM Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Old FTM Common Stock, as reported by the OTC Bulletin Board for the five trading days immediately preceding the Effective Date.

        3.04   EXCHANGE PROCEDURES.

               (a) At or prior to the Effective Time, FTM shall deposit, or shall cause to be deposited, with a bank or trust company (the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of INRG Common Stock ("OLD CERTIFICATES"), for exchange in accordance with this Article III, certificates representing the shares of FTM Common Stock ("NEW CERTIFICATES") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "EXCHANGE FUND") to be paid pursuant to this Article III in exchange for outstanding shares of INRG Common Stock.

               (b) As promptly as practicable after the Effective Date, FTM shall send or cause to be sent to each former holder of record of shares (other than Treasury Shares) of INRG Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. FTM shall cause the New Certificates into which shares of a stockholder's INRG Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of INRG Common Stock (or indemnity reasonably satisfactory to FTM and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

               (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of INRG Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (d) No dividends or other distributions with respect to FTM Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of INRG Common Stock converted in the Merger into the right to receive shares of such FTM Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this



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Article III, and no such shares of FTM Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with this Article III. After becoming so entitled in accordance with this Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FTM Common Stock such holder had the right to receive upon surrender of the Old Certificate.

               (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of INRG for twelve months after the Effective Time shall be paid to FTM. Any stockholders of INRG who have not theretofore complied with this Article III shall thereafter look only to FTM for payment of the shares of FTM Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the FTM Common Stock deliverable in respect of each share of INRG Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

        3.05   OPTIONS.

        At the Effective Time, all stock options to purchase shares of INRG Common Stock (each, a "INRG STOCK OPTION"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of INRG Common Stock and shall be converted automatically into options to purchase shares of FTM Common Stock, and FTM shall assume each such INRG Stock Option subject to the terms thereof, (i) PROVIDED, HOWEVER, that from and after the Effective Time, (ii) the number of shares of FTM Common Stock purchasable upon exercise of such INRG Stock Option shall be equal to 1.25 times the number of shares of INRG Common Stock that were purchasable under such INRG Stock Option immediately prior to the Effective Time and there shall be no change in the aggregate exercise price of each INRG Stock Option. The terms of each INRG Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to FTM Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, each INRG Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded down to the nearest cent.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

        4.01 REPRESENTATIONS AND WARRANTIES. INRG hereby represents and warrants to FTM, and FTM hereby represents and warrants to INRG as follows:

               (a) ORGANIZATION, STANDING AND AUTHORITY. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. It



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has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

               (b) CORPORATE POWER. Such party and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby and thereby.

               (c) CORPORATE AUTHORITY. (i) In the case of the representations and warranties of INRG, (A) subject to receipt of the requisite approval and adoption of this Agreement and the Merger by the holders of a majority of the outstanding shares of INRG Common Stock entitled to vote thereon, this Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of INRG and the INRG Board prior to the date hereof and (B) this Agreement is a legal, valid and binding agreement of INRG, enforceable in accordance with its respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). (ii) In the case of the representations and warranties of FTM, (A) subject in the case of this to receipt of the requisite approval and adoption of this Agreement and the Merger by the holders of a majority of the outstanding shares of FTM Common Stock entitled to vote thereon, this Agreement is a legal, valid and binding agreement of FTM, enforceable in accordance with its respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                                   ARTICLE V

                                    COVENANTS

        INRG hereby covenants to and agrees with FTM, and FTM hereby covenants to and agrees with INRG, that:

        5.01   REASONABLE BEST EFFORTS.

        Subject to the terms and conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

        5.02   STOCKHOLDER APPROVALS.

        Each of them shall take, in accordance with applicable law, and its respective articles or certificate of incorporation and by-laws, all action necessary to convene, respectively, (i) an appropriate meeting of stockholders of FTM to consider and vote upon (A) the approval and adoption of this Agreement and the Merger (including the issuance of the



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shares of FTM Common Stock to be issued in the Merger pursuant to this
Agreement) and (B) any other matters required to be approved by FTM stockholders for consummation of the Merger (including any adjournment or postponement, the "FTM MEETING"), and (ii) an appropriate meeting of stockholders of INRG to consider and vote upon the approval and adoption of this Agreement and the Merger and any other matters required to be approved by INRG's stockholders for consummation of the Merger (including any adjournment or postponement, the "INRG MEETING"; and each of the FTM Meeting and the INRG Meeting, a "MEETING"), respectively, as promptly as practicable after the Registration Statement is declared effective. The FTM Board and the INRG Board shall recommend such approval, and each of FTM and INRG shall take all reasonable lawful action to solicit such approval by its respective stockholders. Notwithstanding the foregoing, the approval of the Merger by the stockholders of FTM and INRG may take the form of action by written consent.

        5.03 REGISTRATION STATEMENT. Each of FTM and INRG agrees to cooperate in the preparation of a registration statement on Form S-4 (the "REGISTRATION STATEMENT") to be filed by FTM with the SEC in connection with the issuance of FTM Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of INRG constituting a part thereof (the "PROXY STATEMENT") and all related documents).

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

        The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

        6.01 STOCKHOLDER VOTE. Approval and adoption of this Agreement and the Merger by the requisite vote of the stockholders of INRG and approval and adoption of this Agreement and the Merger (including the issuance of shares of FTM Common Stock to be issued in the Merger pursuant to this Agreement) by the requisite vote of the stockholders of FTM.

        6.02 REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions or restrictions which either the FTM Board or the INRG Board reasonably determines in good faith would, following the Effective Time, have a material adverse effect on the Surviving Corporation and its Subsidiaries taken as a whole.

        6.03 THIRD PARTY CONSENTS. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on INRG or FTM.



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        6.04 NO INJUNCTION, ETC. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

        6.05 EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

        6.06 TAX OPINION. INRG and FTM shall have received an opinion from Irell & Manella LLP, tax counsel, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

                      (i) No gain or loss will be recognized by FTM or INRG as a result of the Merger;

                      (ii) No gain or loss will be recognized by the stockholders of INRG who exchange their INRG Stock solely for FTM Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in FTM Stock); and

                      (iii) The tax basis of the FTM Stock received by stockholders who exchange all of their INRG Stock solely for FTM Stock in the Merger will be the same as the tax basis of the INRG Stock surrendered in exchange therefor.

        In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of FTM, INRG and others.

        6.07 The Reincorporation Merger shall have been consummated.

                                  ARTICLE VII

                                   TERMINATION

        7.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time (either before or after the approval of the shareholders of either or both of FTM or INRG), by the mutual consent of FTM and INRG.

        7.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder.



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                                  ARTICLE VIII

                                  MISCELLANEOUS

        8.01 SURVIVAL. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time.

        8.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto and executed in the same manner as this Agreement.

        8.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        8.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law or of the corporation laws of the State of Delaware are applicable).

        8.05 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

               If to INRG, to:      Interactive Radio Group
                                    6991 East Camelback Road
                                    Suite D-103
                                    Scottsdale, Arizona 85251

               If to FTM, to:       FTM Media, Inc.
                                    6991 East Camelback Road
                                    Suite D-103
                                    Scottsdale, Arizona 85251

               With copies to:      Irell & Manella LLP
                                    1800 Avenue of the Stars
                                    Suite 900
                                    Los Angeles, CA 90067
                                    Attn: Richard C. Wirthlin, Esq.

        8.06 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements (other than the INRG Option Agreement) heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person,



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other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.



                                   INTERACTIVE RADIO GROUP


                                   By:    /s/ Ron Conquest
                                          --------------------------------------
                                   Name:  Ron Conquest
                                   Title: Chief Executive Officer and President


                                   FTM MEDIA, INC.


                                   By:    /s/ Ron Conquest
                                          --------------------------------------
                                   Name:  Ron Conquest
                                   Title: Chief Executive Officer and President



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